Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 27, 2019 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Bonanza Creek Energy, Inc. on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Bonanza Creek Energy, Inc. on Forms S-8 (File No. 333-229431 and File No. 333-217545).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
February 27, 2019